Exhibit 99.1

SELECTED QUARTERLY FINANCIAL INFORMATION
  (Unaudited)

Selected  quarterly information for the years  ended  December
31, 1999 and 1998 is as follows (in thousands, except per unit amounts):

                                          Quarter Ended
                       ------------------------------------------------------
                       DECEMBER 31    SEPTEMBER 30    JUNE 30        MARCH 31
                       -----------    ------------    -------        --------
         1999
----------------------
Revenues from Rental
 Operations            $166,155       $160,273        $107,148      $101,987
Revenues from Service
 Operations              17,469         15,402           8,893        12,267
Net income available
 for common units        47,811         48,005          32,702        30,929
Basic income per
 common unit           $   0.33       $   0.35        $   0.33      $   0.32
Diluted income per
 common unit           $   0.32       $   0.35        $   0.33      $   0.32
Weighted average
 common units           119,467        137,721          97,894        97,198
Weighted average
 common and dilutive
 potential common
 units                  120,511        138,923          98,855        98,094
Funds From
 Operations (1)        $ 83,258       $ 79,607        $ 53,794      $ 50,584
Cash flow provided by
 (used by):
 Operating activities  $ 84,572       $176,189        $ 50,502      $ 32,068
 Investing activities  (196,428)      (248,488)       (155,907)     (167,069)
 Financing activities    85,558        (50,985)        238,520       163,356

       1998
--------------------
Revenues from Rental
 Operations            $ 95,522       $ 90,348        $ 83,079      $ 79,676
Revenues from Service
 Operations               5,510          7,284           7,022         4,900
Net income available
 for common units        26,279         26,565          24,826        25,442
Basic income per
 common unit           $  0. 28       $   0.29        $  0. 27      $   0.29
Diluted income per
 common unit           $  0. 27       $   0.29        $  0. 27      $   0.29
Weighted average
 common units            95,199         92,434          90,930        87,650
Weighted average
 common and dilutive
 potential common
 units                   96,074         93,279          91,830        88,596
Funds From
 Operations (1)        $ 48,515       $ 44,665        $ 41,951      $ 39,698
Cash flow provided by
 (used by):
 Operating activities  $ 72,721       $ 47,928        $ 61,260      $ 38,620
 Investing activities  (233,157)      (118,517)       (242,850)     (109,051)
 Financing activities   145,478         70,169         174,830        88,823




      (1) Funds From Operations is defined by the National Association of Real Estate Investment Trusts as net income or loss excluding gains or losses from debt restructuring and sales of depreciated property plus operating property depreciation and amortization, after adjustments for minority interest and unconsolidated companies on the same basis. Funds From Operations does not represent cash flow from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income as an indicator of the Partnership's operating performance, and is not indicative of cash available to fund all cash flow needs.